================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 FORM 10-K/A-1

             ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                    For the fiscal year ended June 30, 1995

                       COMMISSION FILE NUMBER:  0-18192

                                MEGAMATION INC.
            (Exact name of registrant as specified in its charter)

                Delaware                                 13-3372947
(State of incorporation or organization)       (IRS Employer Identification No.)

51 Everett Drive, Building B#4 Lawrenceville, NJ                   08648
    (Address of principal executive offices)                     (Zip Code)

       Registrant's Telephone Number, Including Area Code:  609-799-7711

       Securities registered pursuant to Section 12(b) of the Act:  None

          Securities registered pursuant to Section 12(g) of the Act:
                    Common Stock, $.01 Par Value per Share
                               (Title of Class)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to such filing
requirements for the past 90 days:   [X] Yes [ ] No

     The aggregate market value of the voting stock held by non-affiliates of the registrant, based upon the average of the Bid and Asked price of the common Stock on July 31, 1995, as reported by the Over-the-Counter Bulletin Board, was approximately $1,471,800, (assuming, but not admitting for any purpose, that all directors and executive officers of the registrant are affiliates).

     The number of shares of Common Stock, $0.01 par value, issued and outstanding as of July 31, 1995 was: 14,358,666.

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.   [X]




                                                                   Page 1 of 10

                                                           There are no Exhibits

================================================================================

                                    PART III


Item 10.  Directors and Executive Officers of the Registrant

      The following table sets forth certain information as of October 1, 1995, concerning the directors and executive officers of the Company. Directors hold office from the date of their election until the next annual meeting of stockholders and until their successors are elected and qualified. Officers serve at the pleasure of the Board of Directors.

                                                                        Date First Became A
Name                                Title                      Age      Director or Officer
- ----                                -----                      ---      -------------------
Tristram C. Colket Jr./(1)/         Director and Chairman      57       November 1992
                                    of the Board

Max Cooper/(1)/                     Director                   79       November 1992

Gerald W. Klein                     President and CEO,         47       November 1994 (officer)
                                    Treasurer and CFO;                  May 1995 (director)
                                    Director

Richard J. Kornblum                 Vice President and         51       January 1995
                                    Chief Operating Officer;            May 1995 Director
                                    Director

Alan R. Leiderman*                  Director                   37       May 1986

Thomas W. Murphy                    Controller and Chief       37       February 1995
                                    Accounting Officer;
                                    Secretary

Thomas D. Schmidt                   Vice President             42       June 1990

* Pursuant to the policies of his employer prohibiting certain employees from acting as directors of publicly traded companies, Mr. Leiderman will cease serving as a director of the Company as of November 1, 1995.

     The principal occupations of each named officer and nominee for director for at least the past five years are as follows:

     Tristram C. Colket, Jr. Mr. Colket has served as a Director of the Company and Chairman of the Board since November 1992. Mr. Colket is a private investor doing business as Tekloc Enterprises since 1984. He has been the Chairman of the Board of Cressona Aluminum Company since 1979, and is also a member of various other Boards of Directors including The Children's Hospital of Philadelphia, the Aircraft Owners and Pilots Association, and the QLF Foundation.

     Max Cooper. Mr. Cooper has served as a Director of the Company since November 1992. Mr. Cooper is the Chairman of the Board of CLP, Inc., a franchisee of McDonald's Corporation, which currently controls 37 restaurants. Mr. Cooper started CLP, Inc. in 1966. He is also a member of the National Operators Advisory Board, a franchisee organization which supervises the national co-op advertising expenditures of McDonald's


- ------------------------
/1/Members of the Compensation Committee

USA. Mr. Cooper is also a general partner in Cooper Investments, whose primary investment is in Megamation Inc.

     Gerald W. Klein. Mr. Klein joined the Company in November 1994 as Vice President and Chief Financial Officer. On May 5, 1995 Mr. Klein was elected President and Chief Executive Officer, Treasurer and Chief Financial Officer and a director of the Company. From January 1993 to November 1994 he was the President and Chief Executive Officer of PricePoint, Inc., a development stage company that provided electronic pricing systems primarily to supermarkets. From August 1991 to December 1992 he was President and Chief Operating Officer of Pricelink, a predecessor company to PricePoint. From April 1986 to July 1991 he served as President and Chief Operating Officer of Checkpoint Systems, Inc., a manufacturer and supplier of electronic article merchandising and access control systems to retailers. Mr. Klein is a director of Rom Tech, Inc., a reseller and publisher of multimedia software on CD-ROM discs.

     Richard J. Kornblum. Mr. Kornblum joined the Company in January 1995 as Vice President and Chief Operating Officer. On May 5, 1995 Mr. Kornblum was elected a director of the Company. From 1991-1994 he was Vice President of Technology for the Measurement and Control Division of Betz Laboratories. From 1988-1991 he was an independent consultant for Venture Capitalists in the greater Boston area, including acting as Chief Operating Officer for Transtrack, a venture backed startup. From 1984-1989 he was Vice President of Engineering and Systems Integration for the Foxboro Company, a Fortune 500 supplier of Process Automation Systems.

     Alan R. Leiderman. Mr. Leiderman served as Secretary of the Company from May 1986 to October 1995 and has served as a Director of the Company since May 1986. From July 1992 through December 1994, he was a Senior Vice President of Mabon Securities, Inc., a securities broker/dealer. From September 1989 until July 1992, he was an institutional bond salesman for the same firm. Since March 1995 Mr. Leiderman has been Senior Vice President and Director of Mortgage Securities Trading and Sales with Oppenheimer & Co.

     Thomas W. Murphy. Mr. Murphy joined the Company in January 1995 as Controller and Chief Accounting Officer. On October 1, 1995 he became Secretary of the Company. From 1993 through 1994 he was the Accounting Manager for Ohmicron Inc., a manufacturer of analytical test kits able to detect small levels of various toxins in water, soil and food. From 1990 through 1992 he was the Accounting Manager for Checkpoint Systems Inc., a manufacturer and supplier of electronic article merchandising and access control systems to retailers.

     Thomas D. Schmidt. Mr. Schmidt joined the Company in June 1990 as Senior Vice President-Marketing/Sales. In July, 1992, he was named Chief Executive Officer, and appointed to the Board of Directors. In April 1991, he was appointed President and Chief Operating Officer. In April 1995 Mr. Schmidt became Vice President - Sales. From October 1989 to June 1990, he served as the Vice President for automotive operations with Motoman Inc., a robotics manufacturer. Prior to serving in such capacity, from June 1989 to October 1989 he was Vice President of Motoman Inc.'s welding and joining system group.

Compliance with Section 16(a) of the Securities Exchange Act of 1939
- --------------------------------------------------------------------

     Based solely on a review of Forms 3 and 4 (and amendments thereto) furnished to the Company during its fiscal year ended June 30, 1995, and certain written representations received by it, the Company is not aware of any person who, during the prior fiscal year, was an officer or director of the Company or the beneficial owner of more than 10% of its outstanding Preferred Stock or Common Stock, and who, during the prior or previous fiscal years, failed to file on a timely basis reports as required by Section 16(a) of the Securities Exchange Act of 1934.


Item 11.  Executive Compensation

      The following table sets forth as to the person who served as the chief executive officer of the Company during the year ended June 30, 1995, and as to certain other Executive Officers, all compensation earned, awarded, or paid during the fiscal years ended June 30, 1995, 1994, and 1993.

                                Annual              Long Term
                             Compensation          Compensation
                       ------------------------    ------------
                                                      Awards
                                                     -------
Name and               Fiscal                        Options/
Positions Held          Year   Salary(1)  Bonus     SARs(#)(2)
- --------------         ------  ---------  -----     ----------
Gerald W. Klein
  President and          1995  $ 63,750      --     1,015,538(3)
  Treasurer              1994     N/A
                         1993     N/A
Richard J. Kornblum
  Vice President         1995  $ 53,250      --     1,015,538(3)
                         1994     N/A
                         1993     N/A
Thomas D. Schmidt
  President/Vice
    President            1995  $100,000      --     1,015,538(3)
  President              1994  $ 90,833      --
  President              1993  $113,167      --       800,000

     (1) Salaries for Mr. Klein and Mr. Kornblum are from their respective dates of hire. Mr. Klein and Mr. Kornblum are currently receiving salary at the rate of $120,000 per annum.

     (2)  Represents options to purchase Common Stock.

     (3) Represents options granted subject to stockholder approval of the 1995 Incentive and Non-Qualified Stock Option Plan ("1995 Plan"). See "Options/SAR Grants in Last Fiscal Year" below for information concerning the terms of these options.

Registration Rights
- -------------------

      On September 4, 1992, the Company entered into a Registration Rights Agreement with Max Cooper, Cooper Investments, a partnership controlled by Mr. Cooper and Tristram C. Colket, Jr. pursuant to which the Company agreed, at its expense, to register for sale under the Securities Act of 1993, up to all of the shares of Common Stock currently owned in the aggregate by them upon demand given before September 4, 1997 by holders of at least 50% of the shares. The obligation of the Company is conditioned upon the shares to be registered having a market value of at least $5,000,000 and upon certain other matters. The Company is only obligated to honor one demand for registration. The agreement also grants certain rights to include shares of Common Stock in registered offerings of shares which the Company proposes to make.

Indemnification
- ---------------

      The Company's Certificate of Incorporation includes a provision that eliminates or limits the personal financial liability of the Company's directors, except in situations where there has been a breach of the duty of loyalty, a failure to act in good faith, intentional misconduct or a knowing violation of the law. In addition, the Company's By-laws include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined to have acted not in good faith, unlawfully or not in the best interests of the Company. With respect to matters as to which the Company's officers and directors are determined to be liable for misconduct or negligence in the performance of their duties, the Company's By-laws provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company.


                                 OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                  Potential Realizable
                                                                                          Value
                                       Percent of                                at Assumed Annual Rates
                                          Total       Exercise                       of Stock Price
                                      Options/SAR's      or                         Appreciation For
                                       Granted to       Base                           Option Term
                                      Employees in     Price     Expiration      -----------------------
Name                   Granted(#)(1)   Fiscal Year     ($/Sh)       Date             5%($)        10%($)
- ----                   -------------  -------------   --------   -----------         --           ---
Gerald W. Klein        1,015,538         29.4%          $.15     May 4, 2001      $209,138      $269,863
Richard J. Kornblum    1,015,538         29.4%          $.15     May 4, 2001      $209,138      $269,863
Thomas D. Schmidt      1,015,538         29.4%          $.15     May 4, 2001      $209,138      $269,863


(1) Represents options to purchase Common Stock, each of which is subject to stockholder approval of the 1995 Plan. Each option becomes exercisable as to 101,554 shares upon approval of the 1995 Plan; as to 203,108 shares on December 31, 1995; as to 101,554 shares in December 31, 1996; as to 355,438 shares on December 31, 1997; and as to 253,884 shares on December 31, 1999. Each option becomes fully exercisable in the event of the termination of the employee's employment due to death or disability or in the event of certain stock or assets sales or mergers resulting in a transfer of control of the Company. Each option terminates 90 days (one year in the case of death) after termination of employment.

              AGGREGATE OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FY-END OPTIONS/SAR VALUES (1)(2)

                                                         Value of Unexercised
                           Number of Unexercised             In-the-Money
                             Options/SAR's at                Options/SARs
                          Fiscal Year-End (#)(1)      at Fiscal Year End ($)(4)
                       -----------------------------  --------------------------
Name                   Exercisable   Unexercisable    Exercisable  Unexercisable
- ----                   -----------  ----------------  -----------  -------------
Gerald W. Klein              - 0 -      1,015,538(2)
Richard J. Kornblum          - 0 -      1,015,538(2)
Thomas D. Schmidt          145,000      1,020,538(3)

(1) No options were exercised by the named individuals during fiscal 1995.
(2) Represents options to purchase Common Stock, each of which is subject to stockholder approval of the 1995 Plan.
(3) Includes an option to purchase 1,015,538 shares which is subject to stockholder approval of the 1995 Plan.
(4) None of the reported options were in the money at June 30, 1995.

Report of Compensation Committee Regarding Option Cancellation and Issuance
- ---------------------------------------------------------------------------

     In fiscal 1995 the Company's senior management was restructured with Gerald Klein becoming Chief Executive Officer, Richard Kornblum becoming Chief Operating Officer and Thomas Schmidt, who had been the Company's Chief Executive Officer, becoming Vice President of Sales. In the spring of 1995, the Compensation Committee determined to grant Mr. Klein and Mr. Kornblum options to purchase a substantial number of shares at the market price at the time of grant but with a vesting schedule which would encourage their long term commitment to the Company. The Committee also determined that it would be appropriate to provide Mr. Schmidt with the same incentive. The Committee therefor determined that it was in the Company's best interests that each of Messrs. Klein, Kornblum and Schmidt receive options to purchase 1,015,538 shares of Common Stock, representing, in each case, 5.4% of the number of shares of Common Stock which would be issued and outstanding if each of the options were exercised in full and warrants held by Cooper Investments and Tristram C. Colket, Jr. were also exercised in full.

     At that time, Mr. Schmidt held options to acquire 150,000 shares of Common Stock at $1.00 per share as to 50,000 shares and $.75 per share as to 100,000 shares, of which 100,000 were exercisable only through November 1995. He also held options to acquire 800,000 shares of Common Stock exercisable at $.50 per share through September 1998. As of September 4, 1995, 540,000 of the 800,000 shares would be fully vested. The Committee determined that in order to achieve the alignment of Mr. Schmidt's option with those of Messrs. Klein and Kornblum, it would be necessary to cancel the 800,000 share option, but, given its exercise price and term, not the 150,000 share option. The Committee considered that Mr. Schmidt would realize a reduction in the exercise price as to 800,000 shares and an extension of the term during which the option would be exercisable if he remained employed by the Company and that he would also suffer a material reduction in the number of shares as to which he held vested options.

                              Tristram C. Colket, Jr.
                              Max Cooper
                              Alan R. Leiderman
                              Members of the Compensation Committee

Item 12.  Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of October 1, 1995, certain information concerning the ownership of the Company's Common Stock (i) by each person who is known by the Company to own of record or beneficially more than five percent of the outstanding shares of the Company's Common Stock ("5% Owners"), (ii) by each of the Company's directors, (iii) by certain of its officers, and (iv) by all directors and executive officers as a group, based upon reports filed by such persons. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

Names and Addresses                      Number of Shares   Percentage
of 5% Owners and Names of Directors     Beneficially Owned   of Class
- -----------------------------------     ------------------   --------

Max Cooper  (1)(2)                               4,538,167        30.4%
c/o CLP Inc.
124 Summit Parkway
Birmingham, Alabama  35209

Cooper Investments (2)                           1,650,000        11.3%
124 Summit Parkway
Birmingham, Alabama  35209

Tristram C. Colket, Jr. (3)                      2,656,667        17.3%
500 Chester Field Parkway  Suite 170
Malvern, Pennsylvania  19355

Gerald W. Klein (4)                                  - 0 -          --

Richard J. Kornblum (4)                              - 0 -          --

Alan R. Leiderman                                  250,000         1.7%

Steven H. Pollack (5)                            1,251,666         8.7%
51 Everett Drive
Building B#4
Lawrenceville, New Jersey 08648

Thomas D. Schmidt (4)                              100,000         0.7%

All Directors and                                7,544,834        47.2%
Executive Officers as
a group (7 persons) (6)

Notes to Ownership Table
- ------------------------

(1) Includes: (i) 509,000 shares held by certain individual stockholders, for which Mr. Cooper is proxy (together with Mr. Cooper, CLP, Inc. and Cooper Investments, collectively the "Cooper Shareholders"), (ii) 1,400,000 shares owned by Cooper Investments, an Alabama general partnership, of which Mr. Cooper is a general partner and (iii) 400,000 shares owned by CLP, Inc., an Alabama corporation of which Mr. Cooper is Chairman of the Board. Mr. Cooper has shared voting and dispositive power with respect to the foregoing shares. Also includes warrants to purchase 500,000 shares of Common Stock held by Cooper Investments and warrants to purchase 72,000 shares of Common Stock held by Mr. Cooper.

(2) Includes 250,000 shares issuable upon exercise of warrants. The shares set forth are also included in the shares beneficially owned by Max Cooper.

(3)  Includes 960,000 shares issuable upon exercise of warrants.

(4) Excludes for each of Messrs. Klein, Kornblum and Schmidt 1,015,538 shares which may become issuable upon exercise of an option held by each of them. Each such option is subject to stockholder approval of the option plan pursuant to which it was issued. If such plan is approved, each such option will become exercisable for 101,554 shares. Includes, in the case of Mr. Schmidt 100,000 shares issuable upon exercise of other options.

(5)  Includes 100,000 shares issuable upon exercise of options.

(6) Excludes 3,452,829 shares issuable upon exercise of options which are subject to stockholder approval of the option plan pursuant to which they were granted. Had the option plan been approved as of October 1, 1995, 345,284 shares of Common Stock would have been exercisable within 60 days after October 1, 1995.

Voting Agreement
- ----------------

     On September 4, 1992, the Cooper Shareholders, Dr. Pollack, and Messrs. Colket, Hoffman, Schmidt, and Mr. Alan Leiderman entered into a Shareholders Agreement, which provides, among other things, that, until September 1997, each party to the Shareholders Agreement will vote the shares they control in favor of such actions as may be necessary to elect and maintain in office on the Board of Directors, each of (i) Mr. Cooper or a designee; (ii) Mr. Colket or a designee; (iii) each of Mr. Hoffman, Dr. Pollack and Mr. Schmidt (the "Management Directors") or up to three individuals designated by a majority of the Management Directors (or their respective successors); (iv) Mr. Leiderman, if nominated by the Board of Directors; and (v) one additional Independent Director, if nominated by the Board of Directors.

     Mr. Leiderman's obligations under the Shareholders Agreement terminate if he is no longer serving as a Director of the Company, and each of Mr. Cooper's and Mr. Colket's rights and obligations under the Shareholders Agreement terminate if either ceases to have a pecuniary interest in at least 5% of the outstanding Common Stock.

Item 13.  Certain Relationships and Related Party Transactions

     The Company has a Credit Agreement with each of Cooper Investments and Tristram C. Colket, Jr. for a Term Loan, each of which has a current balance of $230,000, incurs interest at prime plus 4% with a maximum rate of 12%, and is due January 1, 1996, pursuant to extensions granted in August 1994, March 1995 and May 1995. Mr. Cooper received warrants to purchase 72,000 shares of the Company's Common Stock at $0.55 per share in consideration of the August 1994 extension. Mr. Colket received warrants to purchase 460,000 shares of the Company's Common Stock at $0.55 per share in consideration of the granting of his Term Loan.

     On December 16, 1994, the Company entered into an agreement with Cooper Investments and Colket providing for loans to the Company of $500,000, which were made at various times between December 1994 and February 1995, incurring interest at a rate of prime plus 4%, with a maximum rate of 12%. The loans are due and payable on January 1, 1996. In connection with these loans, each of Cooper Investments and Mr. Colket received warrants to purchase 500,000 shares of Common Stock at $.50 per share.

     On March 3, 1995 and May 11, 1995, the Company entered into agreements with Messrs. Colket and Cooper pursuant to which they agreed, among other things, to lend the Company an aggregate of $700,000 at various intervals through June 30, 1995, and to defer payment of $100,000 of interest due on previously outstanding loans from them. The payment dates for the $700,000 of loans, for the $100,000 of deferred interest and for $960,000 of other loans from Messrs. Colket and Cooper to the Company were fixed at, or extended to, January 1, 1996. In addition, on May 11, 1995 Messrs. Colket and Cooper extended their guarantees of the Company's $1,700,000 bank line of credit in connection with an extension of the due date of the line from July 1, 1995 to January 1, 1996. Each of Messrs. Colket and Cooper receives a guarantee fee of 1.5% of the outstanding balance of the bank line. The parties also agreed, subject to certain conditions, to negotiate an agreement whereby the Company would issue equity securities to Messrs. Colket and Cooper in consideration of the cancellation of the $800,000 of loans and deferred interest. No such agreement had been entered into as of October 1, 1995.

                                  SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this Amendment to Report on Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    MEGAMATION INC.


Dated:  October 23, 1995            By: /s/ Gerald W. Klein
                                       ------------------------------------
                                           Gerald W. Klein
                                           President, Treasurer and Chief
                                           Executive and Financial Officer


Dated:  October 23, 1995            By: /s/ Thomas W. Murphy
                                       ------------------------------------
                                           Thomas W. Murphy
                                           Controller and Chief Accounting
                                           Officer